                                                                    EXHIBIT 10.1


         DISPUTES RELATING TO THIS AGREEMENT ARE REQUIRED TO BE SETTLED PURSUANT TO CERTAIN DISPUTE RESOLUTION PROCEDURES AS PROVIDED
                 IN ARTICLE 6 AND APPENDIX A OF THIS AGREEMENT.


                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement") is entered into effective as of the 1st day of January, 2002, between Jeffrey H. Buchalter ("Employee"), and ILEX Products, Inc., a Delaware corporation (the "Company"), the principal executive offices of which are located in San Antonio, Texas.

         WHEREAS, the Company desires to employ Employee, and Employee desires to be employed by the Company, on terms hereinafter set forth;

         NOW, THEREFORE, in consideration for the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1
                                     DUTIES

         1.1 Employment. During the term of this Agreement until notice of termination is given under Section 4.1, the Company agrees to employ Employee, and Employee accepts such employment, on the terms and conditions set forth in this Agreement. During the term of this Agreement until notice of termination is given under Section 4.1, ILEX Oncology, Inc., the parent of the Company (the "Parent"), agrees to use its best efforts to cause Employee to be elected as President and Chief Executive Officer of Parent on the terms and conditions set forth in this Agreement. Parent shall use its best efforts to cause Employee to be nominated as a director of Parent for service as a director of Parent during the term of this Agreement until notice of termination is given under Section 4.1.

         1.2 Extent of Service. During the term of this Agreement until notice of termination is given under Section 4.1, Employee shall devote his full-time business time, energy and skill to the affairs of the Company and its affiliated companies, and, the discharge of his duties hereunder shall be Employee's primary occupation. All other activities shall be secondary and shall be limited so as not to interfere in any material respect with the discharge of Employee's duties hereunder. The foregoing shall not prevent Employee from making monetary investments in businesses or serving as a director, provided that such investments do not involve any services on the part of Employee in the operation of such businesses.

         1.3 Duties. Until notice of termination is given under Section 4.1, Employee shall render full-time services to the Company as President and Chief Executive Officer of the Parent. Employee's duties hereunder shall include such duties as may be prescribed from time to time by the Board of Directors of the Parent (the "Board"). Employee shall be responsible for all aspects of the business of the Parent, including drug development and business operations, and shall be accountable for the profits and losses of the Parent, and Employee shall serve as the key architect of the strategic development plan of the Parent, all subject to the direction and control of the Board. Employee shall also perform, without additional compensation, such duties for the Company and its affiliated companies.

                                   ARTICLE 2
                               TERM OF EMPLOYMENT

         The term of this Agreement shall commence on January 1, 2002, and continue for a period of three years unless earlier terminated pursuant to
Article 4 hereof.

                                   ARTICLE 3
                                  COMPENSATION

         3.1 Monthly Base Salary. As compensation for services rendered under this Agreement, Employee shall be entitled to receive from the Company a monthly base salary (before standard deductions) equal to $33,333.33, subject to periodic review and upward adjustment (which upward adjustment shall not thereafter be adjusted downward) by the Board in its sole discretion. Employee's monthly base salary shall be payable at regular intervals (at least semi-monthly) in accordance with the prevailing practice and policy of the Company.

         3.2 Discretionary Performance Bonus. As additional compensation for services rendered under this Agreement until notice of termination is given by the Company under Section 4.1, Employee shall also be eligible to receive a discretionary performance bonus if, as and when declared by the Board in its sole discretion.

         3.3 Benefits. Employee shall, in addition to the compensation provided for herein, be entitled to the following additional benefits:

                  (a) Medical, Health and Disability Benefits. Employee shall be entitled to receive all medical, health and disability benefits that may, from time to time, be provided by the Company or Parent to all employees of the Company as a group.

                  (b) Other Benefits. Employee shall also be entitled to receive any other benefits that may, from time to time, be provided by the Company to all employees of the Company as a group or to all officers of the Parent as a group and, in addition thereto, estate planning, tax preparation and tax counseling provided by professional advisors selected by Employee.

                  (c) Vacation. Employee shall be entitled to an annual vacation as determined in accordance with the prevailing practice and policy of the Company.

                  (d) Holidays. Employee shall be entitled to holidays in accordance with the prevailing practice and policy of the Company.

                  (e) Reimbursement of Expenses. The Company shall reimburse Employee for all expenses reasonably incurred by Employee in conjunction with the rendering of services at the Company's request, provided that such expenses are incurred in accordance with the prevailing practice and policy of the Company and are properly deductible by the Company for federal income tax purposes. As a condition to such reimbursement, Employee shall submit an itemized accounting of such expenses in reasonable detail, including receipts where required under federal income tax laws.

                  (f) Moving Expenses. The Company shall reimburse Employee for the reasonable and necessary costs of relocating his household goods to San Antonio and other reasonable and necessary moving and interim housing expenses incurred in connection with the move of Employee and his family to San Antonio. The Company shall reimburse Employee for (1) realtor commissions and customary closing costs in connection with the sale of his home in New Jersey and interim loan closing costs and permanent loan closing costs relating to the construction of his home in San Antonio and (2) interest payments on the mortgage loan relating to his home in New Jersey (except to the extent the outstanding principal balance of such mortgage loan has increased since August 8,
         2001) until the earlier of (i) the sale of his home in New Jersey, or
         (ii) the completion of constructing and moving into his home in San Antonio. The Company shall reimburse Employee for the monthly rental payments on his home located in San Antonio at 5106 Casbury until the construction of Employee's new home in San Antonio is complete. In addition, the Company shall reimburse Employee for any federal income tax liability incurred by Employee in connection with the foregoing reimbursements under this subparagraph (f).

                  (g) Life Insurance. The Company shall obtain a term life insurance policy on Employee in the amount of $1,000,000, with Employee or his designee as the beneficiary. The premiums on such policy shall be paid by the Company during the term of this Agreement until notice of termination is given by the Company under Section 4.1. Upon the termination of this Agreement or notice of termination by the Company being given under Section 4.1, Employee or his designee shall have the right to buy such term life insurance policy from the Company for an amount equal to the value of the unused term premiums.

                                   ARTICLE 4
                                   TERMINATION

         4.1 Termination With Notice. This Agreement may be terminated by the Company, with or without cause, upon one (1) year's prior written notice thereof given by the Company to Employee. In the event of a material breach of this Agreement by the Company, Employee may terminate this Agreement upon one (1) year's prior written notice thereof given by Employee to the Company. In the event notice of termination is given pursuant to this Section 4.1, the Company shall continue to pay Employee his monthly base salary (subject to standard deductions) at regular intervals (at least semi-monthly) in accordance with the prevailing practice and policy of the Company to the date of termination and shall continue to provide the benefits under Section 3.3(a) to the date of termination. Except as provided in the immediately preceding sentence, in the event notice of termination is given pursuant to this Section 4.1, the Company shall have no further obligations to Employee hereunder. Upon payment of the foregoing, the Company shall have no further obligation to Employee hereunder. Once Employee receives or provides notice of termination pursuant to this
Section 4.1, Employee shall be free to accept employment from another employer without any common law duties to the Company other than those duties and obligations of Employee under Article 5 of this Agreement.

         4.2 Termination Upon Death or Disability. In the event that Employee dies, this Agreement shall terminate upon Employee's death. Likewise, if Employee becomes unable to perform the essential functions of his duties hereunder, with or without reasonable accommodation, on account of illness, disability or other reason whatsoever for a period of more than 180 consecutive or nonconsecutive days in any 12-month period, either party may, upon notice to the other party, terminate this Agreement. In the event of termination pursuant to this Section 4.2 due to disability, Employee (or his legal representative) shall only be entitled to his monthly base salary, less any disability benefits Employee receives under employee benefit plans maintained from time to time by the Company, for a period of one (1) year from the date of termination payable at regular intervals (at least semi-monthly) in accordance with the prevailing practice and policy of the Company. In the event of termination pursuant to this
Section 4.2 due to death, Employee (or his legal representative) shall only be entitled to his monthly base salary earned pro rata for services actually rendered prior to the date of such termination.

         4.3 Change of Control. In the event of a Change of Control during the term of this Agreement, this Agreement shall be terminated and the Company shall pay Employee three times his yearly base salary in effect immediately prior to the date of such Change of Control, which amount shall be payable to Employee in 12 equal monthly installments following such Change of Control; provided, however, in the event that the Company has previously given notice of termination pursuant to Section 4.1 hereof, there shall be deducted from the amount that the Company shall pay Employee pursuant to this Section 4.3 the amount that the Company has already paid to Employee under Section 4.1. For purposes of this Agreement, a "Change of Control" shall mean (i) a sale, transfer or disposition of substantially all of the assets of the Parent, (ii) a merger or consolidation of the Parent with or into another entity or other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who are not stockholders of the Parent immediately prior to such merger, consolidation or other reorganization or (iii) any person or group shall acquire (whether in one or more transactions) voting securities of the Parent that result in such person or group directly or indirectly beneficially owning 50% or more of the voting securities of the Parent.

                                   ARTICLE 5
                 PROPRIETARY PROPERTY; CONFIDENTIAL INFORMATION

         5.1 Proprietary Property; Confidential Information. Employee acknowledges that, in and as a result of Employee's employment hereunder, Employee will be making use of, acquiring and adding to confidential information and proprietary property of a special and unique nature and value relating to such matters as the Company's trade secrets, business plans, drug development, patents, systems, procedures, manuals, confidential reports and lists of customers ("Confidential Information"). As a material inducement to the Company to enter into this Agreement and to pay to Employee the compensation and benefits stated herein, the Employee covenants and agrees that Employee shall not, at any time during or following the term of Employee's employment, directly or indirectly, divulge or disclose for any purpose whatsoever any Confidential Information or proprietary information of the Company. Upon termination of this Agreement, regardless of how such termination may be brought about, Employee shall deliver to the Company any and all documents, instruments, notes, papers or other expressions or embodiments of confidential information which are in Employee's possession or control. In addition, Employee shall comply with the terms of the Agreement to Protect Proprietary and Confidential Information and the Policy Statement as to Confidential Information, each as previously executed by Employee.

         5.2 Publicity. During the term of this Agreement and for a period of ten years thereafter, Employee shall not, directly or indirectly, originate or participate in the origination of any publicity, news release or other public announcements, written or oral, whether to the public press or otherwise, relating to this Agreement, to any amendment hereto, to Employee's employment hereunder or to the Company, without the prior written approval of the Company.

                                   ARTICLE 6
                                   ARBITRATION

         Except for the provisions of Article 5 of this Agreement dealing with proprietary property and confidential information, with respect to which the Company expressly reserves the right to petition a court directly for injunctive and other relief, any claim, dispute or controversy of any nature whatsoever, including but not limited to tort claims or contract disputes, between the parties to this Agreement or their respective heirs, executors, administrators, legal representatives, successors and assigns, as applicable, arising out of or related to Employee's employment or the terms and conditions of this Agreement, including the implementation, applicability or interpretation thereof, shall be resolved in accordance with the dispute resolution procedures set forth in Appendix A attached hereto and made a part hereof.

                                   ARTICLE 7
                                  MISCELLANEOUS

         7.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by an overnight delivery service with tracking procedures or by facsimile to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice: If to Employee, at the address set forth below his name on the signature page hereof; and if to the Company, at 4545 Horizon Hill Blvd., San Antonio, Texas 78229, Attention: Chairman of the Board.

         7.2 Equitable Relief. In the event of a breach or a threatened breach by Employee of any of the provisions contained in Article 5 of this Agreement, Employee acknowledges that the Company will suffer irreparable injury not fully compensable by money damages and, therefore, will not have an adequate remedy available at law. Accordingly, the Company shall be entitled to obtain such injunctive relief or other equitable remedy from any court of competent jurisdiction as may be necessary or appropriate to prevent or curtail any such breach, threatened or actual. The foregoing shall be in addition to and without prejudice to any other rights that the Company may have under this Agreement, at law or in equity, including, without limitation, the right to sue for damages.

         7.3 No Rights in Contracts. Employee acknowledges and agrees that he shall not have any rights in or to any contracts entered into with clients or customers of the Company in connection with services provided by Employee hereunder (including those in which Employee may be specifically named with the Company), unless otherwise agreed to in writing by the Company.

         7.4 Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Employee's rights under this Agreement are not assignable and any attempted assignment thereof shall be null and void.

         7.5 Governing Law; Venue. This Agreement shall be subject to and governed by the laws of the State of Texas. Non-exclusive venue for any action permitted hereunder shall be proper in San Antonio, Bexar County, Texas, and Employee hereby consents to such venue.

         7.6 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties and supersedes all other agreements between the parties which may relate to the subject matter contained in this Agreement. This Agreement may not be amended or modified except by an agreement in writing which refers to this Agreement and is signed by both parties.

         7.7 Headings. The headings of sections and subsections of this Agreement are for convenience only and shall not in any way affect the interpretation of any provision of this Agreement or of the Agreement itself.

         7.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         7.9 Waiver. The waiver by any party of a breach of any provision hereof shall not be deemed to constitute the waiver of any prior or subsequent breach of the same provision or any other provisions hereof. Further, the failure of any party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement unless such party expressly waives such provision pursuant to a written instrument which refers to this Agreement and is signed by such party.

         7.10 Survival of Provisions. The covenants and provisions of Articles 5 and 6 hereof shall survive any termination of this Agreement and continue for the periods indicated, regardless of how such termination may be brought about.

         7.11 Fees and Expenses. The Company will reimburse Employee for one-half of all reasonable attorneys' fees and expenses incurred by Employee in connection with the negotiation and preparation of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                    ILEX PRODUCTS, INC.



                                    By:      /s/ Michael T. Dwyer
                                             ----------------------------------
                                    Name:    Michael T. Dwyer
                                             ----------------------------------

                                     Title:  Treasurer
                                             ----------------------------------

                                    EMPLOYEE:


                                             /s/ Jeffrey H. Buchalter
                                             ----------------------------------
                                             Jeffrey H. Buchalter

                                    Address: 5106 Casbury
                                             -------------------------------

                                             San Antonio, Texas 78249
                                             -------------------------------




PARENT JOINS IN THIS AGREEMENT SOLELY
FOR PURPOSES OF ITS OBLIGATIONS
UNDER SECTIONS 1.1, 1.3 AND 4.3 AND ARTICLE 6:

ILEX ONCOLOGY, INC.


By:    /s/ Michael T. Dwyer
       --------------------------------------
Name:  Michael T. Dwyer
       --------------------------------------
Title: Executive Vice President and
       Chief Financial Officer
       --------------------------------------

                                   APPENDIX A


                          DISPUTE RESOLUTION PROCEDURES

         Re: Employment Agreement dated January 1, 2002 (including any amendments, the "Agreement"), between ILEX Products, Inc., a Delaware corporation (the "Company"), and Jeffrey H. Buchalter ("Employee"). Unless otherwise defined in this Appendix A, terms defined in the Agreement and used herein shall have the meanings set forth therein.

         A. Negotiations. If any claim, dispute or controversy described in
Article 6 of the Agreement (collectively, the "Dispute") arises, either party may, by written notice to the party, have the Dispute referred to the persons designated below for attempted resolution by good faith negotiations within 45 days after such written notice is received. Such designated persons are as follows:

                  1. Company. The Chairman of the Board; and

                  2. Employee. Employee or his designee.

         Any settlement reached by the parties under this paragraph A shall not be binding until reduced to writing and signed by both parties. When reduced to writing, such settlement agreement shall supersede all other agreements, written or oral, to the extent such agreements specifically pertain to the matters so settled. If the above-designated persons are unable to resolve such dispute within such 45-day period, either party may invoke the provisions of paragraph B below.

         B. Arbitration. All Disputes shall be settled by negotiation among the parties as described in paragraph A above or, if such negotiation is unsuccessful, by binding arbitration in accordance with procedures set forth in paragraphs C and D below.

         C. Notice. Notice of demand for binding arbitration by one party shall be given in writing to the other party pursuant to the Agreement. In no event may a notice of demand of any kind be filed more than one (1) year after the date the Dispute is first asserted in writing to the other party pursuant to paragraph A above, and if such demand is not timely filed, the Dispute referenced in the notice given pursuant to paragraph A above shall be deemed released, waived, barred and unenforceable for all time, and barred as if by statute of limitations.

         D. Binding Arbitration. Upon filing of a notice of demand for binding arbitration by either party, arbitration shall be commenced and conducted as follows:

         1. Arbitrators. All Disputes and related matters in question shall be referred to and decided and settled by a panel of three arbitrators, one selected by the Company, one selected by Employee and the third selected by the two arbitrators so selected. Selection of the arbitrators to be selected the Company and Employee shall be made within ten (10) business days after the date of giving of a notice of demand for arbitration, and the two arbitrators so appointed shall appoint the third within 10 business days following their appointment.

         2. Cost of Arbitration. The cost of arbitration proceedings, including without limitation the arbitrators' compensation and expenses, hearing room charges, court reporter transcript charges etc., shall be borne by the parties equally or otherwise as the arbitrators may determine. The arbitrators may award the prevailing party its reasonable attorneys' fees and costs incurred in connection with the arbitration. The arbitrators are specifically instructed to award attorneys' fees for instances of abuse in the discovery process.

         3. Location of Proceedings. The arbitration proceedings shall be held in San Antonio, Texas, unless the parties agree otherwise.

         4. Pre-hearing Discovery. The parties shall have the right to conduct and enforce pre-hearing discovery in accordance with the then current Federal Rules of Civil Procedure, subject to these limitations:

                  (a) Each party may serve no more than one set of interrogatories limited to 30 questions, including sub-parts;

                  (b) Each party may depose the other party's expert witnesses who will be called to testify at the hearing, plus two fact witnesses without regard to whether they will be called to testify (each party will be entitled to a total of no more than 24 hours of deposition time of the other party's witnesses), provided however, that the arbitrators may provide for additional depositions upon showing of good cause; and

                  (c) Document discovery and other discovery shall be under the control of and enforceable by the arbitrators.

         5. Discovery Disputes. All discovery disputes shall be decided by the arbitrators. The arbitrators are empowered;

                  (a) to issue subpoenas to compel pre-hearing document or deposition discovery;

                  (b) to enforce the discovery rights and obligations of the parties; and

                  (c) to otherwise to control the scheduling and conduct of the proceedings.

Notwithstanding any contrary foregoing provisions, the arbitrators shall have the power and authority to, and to the fullest extent practicable shall, abbreviate arbitration discovery in a manner which is fair to all parties in order to expedite the conclusion of each alternative dispute resolution proceeding.

         6. Pre-hearing Conference. Within fifteen (15) days after selection of the third arbitrator, or as soon thereafter as is mutually convenient to the arbitrators, the arbitrators shall hold a pre-hearing conference to establish schedules for completion of discovery, for exchange of exhibit and witness lists, for arbitration briefs and for the hearing, and to decide procedural matters and address all other questions that may be presented.

         7. Hearing Procedures. The hearing shall be conducted to preserve its privacy and to allow reasonable procedural due process. Rules of evidence need not be strictly followed, and the hearing shall be streamlined as follows:

                  (a) Documents shall be self-authenticating, subject to valid objection by the opposing party;

                  (b) Expert reports, witness biographies, depositions and affidavits may be utilized, subject to the opponent's right of a live cross-examination of the witness in person;

                  (c) Charts, graphs and summaries shall be utilized to present voluminous data, provided (i) that the underlying data is made available to the opposing party thirty (30) days prior to the hearing, and (ii) that the preparer of each chart, graph or summary is available for explanation and live cross-examination in person;

                  (d) The hearing should be held on consecutive business days without interruption to the maximum extent practicable; and

                  (e) The arbitrators shall establish all other procedural rules for the conduct of the arbitration in accordance with the rules of arbitration of the Center for Public Resources.

         8. Governing Law. This arbitration provision shall be governed by, and all rights and obligations specifically enforceable under and pursuant to, the Federal Arbitration Act (9 U.S.C. Section 1, et seq.)

         9. Consolidation. No arbitration shall include, by consolidation, joinder or in any other manner, any additional person not a party to the Agreement, except by written consent of both parties containing a specific reference to these provisions.

         10. Award. The arbitrators are empowered to render an award of general compensatory damages and equitable relief (including, without limitations, injunctive relief), but are not empowered to award exemplary, special or punitive damages. The award rendered by the arbitrators (a) shall be final, (b) shall not constitute a basis for collateral estoppel as to any issue and (c) shall not be subject to vacation or modification.

         11. Confidentiality. The parties hereto will maintain the substance of any proceedings hereunder in confidence and the arbitrators, prior to any proceedings hereunder, will sign an agreement whereby the arbitrators agree to keep the substance of any proceedings hereunder in confidence.